Exhibit 99.1

Talon International, Inc. Reports 2016

Third Quarter and Nine Months Financial Results

LOS ANGELES, CA -  November 14, 2016 - Talon International, Inc. (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the third quarter and nine months ended September 30, 2016.

Third Quarter 2016 Financial Highlights

●	Revenues increased 8.6% over the third quarter of 2015

●	Trim revenues posted a 21% increase versus the prior year

●	Overall gross profit increased 12.7%, or $427,000 from the third quarter of 2015

●	Gross margins improved to 35.0% from 33.8% in third quarter 2015 due to more favorable product mix and operational cost containments

●	Income from operations grew $65,000 over prior year third quarter and $1.5 million for the nine months ended September 30, 2016

Recent News Highlights

●	Received UL Certification of Compliance for select metal zipper products to expand potential customer base to include protective clothing manufacturers

Financial Results

Sales for the quarter ended September 30, 2016 were $10.9 million, reflecting an increase of $864,000, or 8.6%, as compared to the same period in 2015. The increase was driven by an increase of $1.3 million in Talon Trim products, which consist primarily of sales to specialty retail branded customers and further penetration of the Tekfit business into new and existing customers. This was partially offset by a $394,000 decrease in Talon Zipper revenues, resulting from declines in sales to specialty retail branded customers. Sales for the nine months ended September 30, 2016 were $36.6 million, a slight decrease from the same period in 2015.

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“Talon continued to produce higher margins, due to a more favorable product mix and operational cost containments,” stated Larry Dyne, Talon's Chief Executive Officer. “As our sales focus has become more geared to specialty retail branded customers, we’re able to offer customers wider product selections with increased margins. We continue to focus on product innovation, in both the Zipper and Trim segments, and plan to introduce new Fit for Purpose products for specific market segments over the next few quarters. Using proprietary and unique materials, we are focused on providing innovative products to meet our customers’ needs.”

“Talon’s Trim product segment continued to perform well, growing 21% from the third quarter last year,” continued Mr. Dyne. “We added new stretch technology programs and additional customers in the third quarter. In addition, Tekfit’s unique stretch technology was launched in men’s pants for a major upscale retail department store, as well as another major program to be included in their private label brand. A significant Tekfit customer continues to roll out shirts with Tekfit technology and is expanding the program into their additional brands. We plan to introduce Tekfit products for new customers and specific markets over the next few quarters, and are excited about the opportunities ahead.”

Gross profit for the quarter ended September 30, 2016 was $3.8 million, or 35.0% of sales, compared to $3.4 million, or 33.8% of sales, during the same period in 2015, reflecting an increase of $427,000. The increase is attributable to higher sales volumes and margins for Talon Trim products and a greater mix of higher-margin products in Talon Zippers, offset by higher freight, duty and manufacturing support costs. Gross profit for the nine months ended September 30, 2016 was $13.4 million, or 36.7% of sales, reflecting an increase of $1.4 million as compared to the same period in 2015.

Operating expenses for the third quarter of 2016 were $3.6 million, which are $362,000 higher than operating expenses during the third quarter of 2015. Sales and marketing expenses for the quarter totaled $1.7 million, an increase of $211,000 as compared to the same period in 2015, mainly due to additional compensation costs and increased efforts in marketing, especially in social media, market research and product development. General and administrative expenses for the quarter totaled $1.9 million or 17.2% of sales, compared to the prior year of $1.7 million or 17.2% of sales. The increase of $151,000 was mainly due to additional compensation costs and sales efforts.

Operating expenses for the nine months ended September 30, 2016 were $11.1 million, or 30.5% of sales, as compared to $11.2 million, or 30.6% of sales, in the first nine months of 2015. Sales and marketing expenses for the nine months ended September 30, 2016 totaled $5.0 million, an increase of $190,000 as compared to the same period in 2015. General and administrative expenses for the nine months ended September 30, 2016 totaled $6.2 million, or 16.9% as a percentage of sales, compared to the prior year of $6.4 million, or 17.5% as a percentage of sales.

For the quarter ended September 30, 2016, income from operations was $228,000 as compared to $163,000 for the same quarter in 2015. Income from operations for the nine months ended September 30, 2016 was $2.3 million as compared to $790,000 for the same period in 2015.

Net income for the quarter ended September 30, 2016 was $21,000 or $0.00 per share as compared to a net loss of $90,000 or $0.00 per share for the quarter ended September 30, 2015. Net income for the nine months ended September 30, 2016 was $1.0 million, an increase from $199,000 in the same period in 2015.

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About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers and complete trim solutions including Tekfit® stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products including stretch technology products for specialty waistbands, shirt collars, and other items all under its trademark and world renowned brands, Talon® and Tekfit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including VF Corporation, American Eagle, Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, JC Penney, FatFace, Victoria’s Secret, Wal-Mart, Phillips-Van Heusen, Levi Strauss & Co., Express and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Vietnam, India, Indonesia and Bangladesh.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, expansion into new geographic markets, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

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TALON INTERNATIONAL, INC.

Consolidated statements of operations AND COMPREHENSIVE INCOME (loss)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$10,856,283	$9,992,091	$36,575,804	$36,587,791
Cost of goods sold	7,055,176	6,618,550	23,158,892	24,617,384
Gross profit	3,801,107	3,373,541	13,416,912	11,970,407
Sales and marketing expenses	1,706,173	1,494,693	4,969,179	4,778,754
General and administrative expenses	1,866,292	1,715,617	6,180,658	6,401,400
Total operating expenses	3,572,465	3,210,310	11,149,837	11,180,154

Income from operations	228,642	163,231	2,267,075	790,253
Interest expense, net	157,244	127,966	463,652	328,527
Loss on extinguishment of debt	-	134,049	-	134,049
Income (loss) before provision for income taxes	71,398	(98,784)	1,803,423	327,677
Provision for (benefit from) income taxes	50,703	(8,431)	775,913	128,746
Net income (loss)	$20,695	$(90,353)	$1,027,510	$198,931

Basic and diluted net income (loss) per share	$0.00	$0.00	$0.01	$0.00
Weighted average number of common shares outstanding - Basic	92,274,255	92,267,831	92,271,066	92,267,831
Weighted average number of common shares outstanding - Diluted	93,220,191	92,267,831	93,405,895	93,519,892

Net income (loss)	$20,695	$(90,353)	$1,027,510	$198,931

Other comprehensive loss from foreign currency translation	(2,276)	(10,220)	(13,750)	(9,630)
Total comprehensive income (loss)	$18,419	$(100,573)	$1,013,760	$189,301

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TALON INTERNATIONAL, INC.

Consolidated balance sheets

	September 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,190,883	$2,852,315
Accounts receivable, net	3,917,457	3,796,209
Inventories, net	599,792	655,360
Current deferred income tax assets, net	963,432	997,067
Prepaid expenses and other current assets	618,211	554,389
Total current assets	10,289,775	8,855,340

Property and equipment, net	846,120	781,893
Intangible assets, net	4,269,867	4,313,948
Deferred income tax assets, net	4,498,749	5,046,345
Other assets	342,420	267,325
Total assets	$20,246,931	$19,264,851

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,914,445	$6,087,561
Accrued severance payments	93,333	526,671
Accrued commissions	463,208	645,503
Other accrued expenses	2,075,190	1,956,130
Current portion of capital lease obligations	23,283	21,940
Total current liabilities	8,569,459	9,237,805

Revolving line of credit from related party, net of discounts and deferred financing costs	3,930,861	3,492,772
Capital lease obligations, net of current portion	43,150	60,784
Deferred income tax liabilities	3,413	5,406
Other liabilities	247,440	257,903
Total liabilities	12,794,323	13,054,670

Stockholders’ Equity:
Common Stock, $0.001 par value, 300,000,000 shares authorized; 92,274,255 and 92,267,831 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	92,274	92,268
Additional paid-in capital	64,982,967	64,754,306
Accumulated deficit	(57,711,272)	(58,738,782)
Accumulated other comprehensive income	88,639	102,389
Total stockholders’ equity	7,452,608	6,210,181
Total liabilities and stockholders’ equity	$20,246,931	$19,264,851